Exhibit 10.1

SOLE SALES AND SERVICE AGREEMENT

(Translated from Chinese)

THIS AGREEMENT is made by and between Wuxi Kipor Power Co., Ltd. (hereinafter called Kipor) and The Coast Distribution System Inc. (hereinafter called Coast) on the basis of equality and mutual benefit as identified below:

Kipor and Coast agree to manage their relationship in accordance with the following:

1. ESTABLISHMENT OF RELATIONSHIP

1.1 Appointment of Distributor. Kipor hereby appoints Coast as the sole distributor for the sale and service of the Products agreed by both sides and Coast hereby accepts such appointment. Kipor and Coast agree that only Coast shall sell the Products and service the products in the territory appointed by Kipor.

1.2 Territory of Distributor. In order to enable Kipor to maintain an effective network of authorized Kipor Distributors. Coast agrees not to directly or indirectly sell or offer for sale the Products from any location other than from Coast’s Locations. Coast will present Kipor with an update sales network map to Kipor every three months. The territory of distribution of this agreement is:

The United States continent, Canada and Mexico.

1.3 Change of Territory. Coast and Kipor agree not to change Distributor’s Location or establish or operate any other location for the sales or service of the Products without obtaining Kipor’s prior written approval of such proposed change during the distribution period. Kipor’s approval shall not be unreasonably withheld.

2. DISTRIBUTOR’S SALES OPERATIONS

2.1 Sales. Coast agrees to vigorously promote and sell the Products to wholesale or retail consumers, and shall continually work to increase the market for the Products in the area served by Distributor’s Location. Coast shall attain the annual sales objectives established and agreed by both sides. Coast shall conduct a continuing program of quality advertising and sales promotion activities for the Products. Kipor has to provide the most possible effort to support Coast’s sales plan. Coast may sell the Products at such prices as both sides agreed or Coast can establish according to the fluctuation of the market from time to time, however, Coast cannot sell the products at the price less than the suggested retail price of Kipor to retail customers.

2.2 Sales Organization. Coast agrees to maintain a fully qualified sales organization which includes qualified sales personnel who are thoroughly familiar with the Products. Coast, at its expense, shall cause such personnel to attend training programs for the Products, and study sales manuals and bulletins for the Products as may be provided by Kipor from time to time

2.3 Products Range of Distribution. KIPOR appoints Coast as its exclusive distributor for the sales of the following products manufactured by KIPOR in above mentioned territory:

A.	Gasoline inverter generator set series contained in Exhibit D with EPA certificate including the spare parts of those products

B.	Diesel generator set series contained in Exhibit D with EPA certificates including the spare parts of those products

C.	Converter generator sets (Tc) contained in Exhibit D with EPA certification including the spare parts of these products.

D.	Diesels and gas engines contained in Exhibit D with EPA certificates.

E.	Diesel Super Silent generators contained in Exhibit D with EPA certificates

F.	Water pumps powered by Kipor gas and diesel engines contained in Exhibit D with EPA certificates

G.	Coast has the right of first refusal for all new products and products with new EPA approvals that Wuxi Kipor Power wishes to be distributed in North America.

H.	Coast Distribution and Kipor will put forth their best efforts to maximize the sales of Kipor units in North America

2.4 Change to the products. Coast acknowledges that some of the components are manufactured by suppliers of Kipor consequently, the products available to Kipor may be periodically changed as to design models or features or some or all of the products may be discontinued all without accountability to Coast in connection with any products ordered by Coast or Coast’s inventory of the products. Kipor will use reasonable efforts to provide advance notice of any such change and inform Coast at the most possibly earlier time.

2.5 Kipor will not export Products listed in 2.3 under other brands to Coast’s distribution territory without Coast’s written consent. Coast cannot distribute the equivalent Products of Kipor’s competitors above and beyond the products Coast currently distributes at the time of the signing of this agreement.

2.6 Promotion and Advertising Expenses. Coast shall bear all expenses for advertising and publicity within the above-mentioned territory for the duration of this Agreement. Kipor shall, from time to time, provide to Coast sales assistance, incentives, and programs.

2.7 Customer Relations. Coast shall at all times conduct its operations in such a manner so as to develop and maintain good customer relations. Coast shall provide prompt and courteous service to customer inquiries and complaints relating to the Products. Coast shall at all times properly represent the Products and shall not make, directly or indirectly, any false, misleading, or disparaging representations to any customer or other person in regards to Kipor or the Products.

2.8 Report and records. Coast shall provide to Kipor complete and accurate data regarding Coast’s inventories of the Products and such other reasonable information as and when requested by Kipor. Coast shall keep complete and accurate records regarding sales and service activities for the Products, applications for discounts, allowances, warranty claims, refunds and credits and shall retain for at least one years all such records and documents.

3. SERVICE AND REPAIR OPERATIONS

3.1 Service Operations. Coast shall establish and maintain quality service operations for the Products in the distribution territory. Coast shall provide to owners of the products general service and repair that may be necessary. Coast agrees to provide service to any customers who have purchased Kipor brand product regardless of from whom the product was purchased before this agreement came into effect. (The products purchased from the auction and private labeled Products are excluded.) Coast agrees to pay the service labor except for non Coast sold Products. Kipor will provide all the necessary parts free of charge until April 30th, 2007.

3.2 Service Organization. Coast agrees to maintain a fully qualified service organization which includes service personnel who are thoroughly familiar with the products, Coast shall arrange such personnel to attend training programs for the service of the products and study service manuals and bulletins for the products as may be provided by Kipor from time to time. Coast agrees to purchase and provide to Coast’s service personnel all tools and equipment as prescribed by Kipor that may be necessary to adequately and properly service the products.

4. WARRANTY

4.1 See Exhibit A and B, attached

4.2 Warranty to Customers. Coast shall not give or purport to give any additional or different warranty to customers on behalf of Kipor other than the applicable warranty of Kipor for the products. Any additional or extended warranty Coast supposed to provide to customers in on behalf of Coast rather than Kipor.

4.3 Warranty Service. Coast agrees to perform all warranty service on all products. Distributor shall perform such warranty service in accordance with the policies of Kipor as they may be issued from time to time in the Kipor service and warranty manuals and bulletins. When performing warranty service on the products, Coast and their dealers shall use only genuine Kipor parts.

4.4 Assistance and Protection. In the event any warranty claim rises that Coast is unable to perform, Kipor should be promptly notified by Coast and be provided the details of the claim and Kipor shall use reasonable efforts to resolve such claim. Kipor is relying upon Coast’s assurance that it is capable of performing service obligations for the products. Coast agrees to fully protect Kipor from any claims, ability or loss that may result from a failure distributor to properly perform service for the products as requited hereunder or under applicable law.

5. PURCHASE OF THE PRODUCTS

5.1 Confirmation of the Order. Distributor shall order the products from Kipor in accordance with the ordering procedures established by Kipor. To enable Kipor to plan its purchases from the manufacturer of the products, Coast shall submit its purchase orders each month or at such times both sides agree. The particulars of which will be shown in Coast’s Purchasing Order and KIPOR’s S/C. KIPOR will hold their previous given and agreed prices as confirmed – and if there is any increase/decrease in the prices – KIPOR will keep Coast informed 60 days in advance, so Coast is fully aware of the present product prices.

5.2 Price. Coast shall pay to Kipor the price and any other changes for the products as set forth on Kipor’s price schedule. Kipor may specify a future date upon which a new price and/or change may take effect and upon the date the new price and/or charge shall take effect automatically.

5.3 Payment. The quantities and shipments concerning the commodity stated in this Agreement shall be confirmed in each transaction. Coast will maintain a USD$200,000 deposit with Kipor which will be refunded upon termination of this agreement and all outstanding amounts owed to Kipor by Coast have been paid off in time. Coast shall pay Kipor 100% payment on the receipt of the copy documents of each purchasing order, unless Kipor has approved the other terms of credit for distributor. If other credit terms have been approved, Coast shall pay for the products in accordance with the approved terms. Kipor may cancel any order placed by Coast or refuse the shipment thereof should Coast fail to meet any payment term, credit or financial requirement of Kipor or of a financing source to which Kipor has a recourse obligation. The cancellation or with holding of any order shall not be construed as a termination or breach of this agreement by Kipor.

5.4 Shipment. On the basis of Coast’s purchasing orders, Kipor shall present Coast the shipment schedule and use its best efforts to ship all accepted orders for the products to distributor F.O.B. China port with reasonable promptness; provided however, that Kipor shall not be liable for any damage, consequential or otherwise, to the products which occurs while in transit further.

6. TRADEMARKS. Kipor agrees to permit Coast to identify itself as an authorized sole distributor for the products and use the trademarks of Kipor applicable to the products in connection with Coast’s efforts to sell and promote the products provided. Coast shall not use the trade names or trademarks of Kipor as a part of its corporate name o in any manner inconsistent with the instructions of Kipor. Coast shall promptly notify Kipor of any infringement or unauthorized use by an person of such patents, trademarks, trade names, copyrights or designs. Distributor agrees to cease immediately all use of Kipor trademarks and trade names and copyrights and any other proprietary rights on termination of this agreement except that Coast will be able to continue to use the trademarks until it has old all of it’s Kipor inventory. However, Coast has to provide service to customers during the period of it’s selling of its inventory.

7. COMPLIANCE WITH LAWS. Coast shall conduct and maintain at all times its sales and service operations in strict compliance with all applicable federal and state laws and regulations, county and city ordinances and regulations and any other applicable law, regulation or ordinance in the territory agreed y both sides.

8. GUARANTEE. Kipor will provide the most possible effort and representations to Distributor and to each ultimate purchase of the Products that such Products shall be of good and merchantable quality, free of defects, meet the EPA standards, comply with the laws and regulations of the territories and shall meet the specifications for the Products set forth in any advertising or other information prepared by Kipor with respect to the Products as may be required for the sale of the Products in the Territory. All products must also meet any and all additional written product standards set forth in writing and accepted by both sides regarding performance, fit, form and function.

9. PRODUCT LIABILITY INSURANCE. Kipor, shall obtain and carry product liability insurance to cover the risks of liability for defects in the Products purchased under this Agreement in amounts and coverage not less than maintained as of the Effective Date as generally described on exhibit “C” attached hereto. Coast Distribution Systems, Inc. will reimburse Kipor for the costs for the insurance premiums.

10. TERM OF THE AGREEMENT. This agreement will be valid from the date of signature and will be and shall remain in force in perpetuity unless or until either party gives written notice of termination at least twelve (12) months in advance of it’s intention to terminate this Agreement, or any extension thereof, this Agreement shall, unless terminated as provided in Paragraph 11 below, remain in force.

11. TERMINATION. Unless otherwise provided for or allowed under this agreement, Kipor may terminate this agreement on the giving of at least ninety (90) days prior written notice to distributor for failure of distributor to fulfill any or all of its responsibilities and obligations as set forth in this agreement provided that Distributor has not cured the default with the 90 day period. Besides, Kipor keeps the right to terminate the contract if Coast cannot meet the minimum sales objective set and agreed by both sides.

Distributor shall be considered to have voluntarily terminated this agreement ninety (90) days following (i) closing of distributor’s operations (ii) abandonment of distributor’s business or (iii) revocation or non-renewal of distributor’s distributor license or any other license or permit necessary to conduct its operation.

11.1 Effect of Termination. Upon any termination of this Agreement, Kipor shall timely deliver all Products for any orders placed by the Distributor and accepted by Kipor prior to such termination and Distributor shall have the right to sell such Products.

12. ARBITRATION. In the event of any dispute hereto owing to the execution of this Agreement, which can not be amicably settled between the two parties, shall be settled in accordance with Chinese Arbitration Regulations and/or through China Chamber of Commerce & Industry in WUXI, CHINA.

13. FORCE MAJEURE. Kipor and distributor shall not be responsible for or liable for failure to perform any part of this agreement or for any delay in the performance of any part of this agreement, directly or indirectly resulting from or contributed to by an foreign or domestic embargoes, seizures, acts of god, insurrections, wars and/or continuance of war or the adoption or enactment of enactment of any law, ordinance, regulations, ruling or order directly or indirectly interfering with the production, delivery or payment hereunder; or lack of the usual means of transportation, fires, floods, explosion, strikes; extraordinary currency devaluations, taxes, or custom duties or other similar changes or assessments, or other events or contingencies beyond its control, either of the foregoing nature or of any kinds, nature or description affecting the transportation, production, sale or distribution of the products or any components used in or in connection with their production.

14. GOVERNING LAW. This agreement shall be governed by and construed in accordance with both the law of the United States and P.R. China. If there’s dispute between the laws of the two country, the agreement can be governed by the law of third country agreed by both sides.

15. OTHERS. This agreement will be in duplicate both in English and Chinese respectively. Each side holds one original agreement both in English and Chinese version.

/s/ THOMAS R. MCGUIRE, CEO
Buyer:	The Coast Distribution System Inc.
Add:	Coast Distribution System – 350 Woodview Ave., Morgan Hill, CA 95038, USA
Tel:	1-408-782-6686 ext. 127, Fax: 1-408-782-7790 E-mail: dcastagnola@coastdist.com

/s/ XIAO HENG LIN, Chairman
Seller:	Wuxi Kipor Power Co., Ltd.
Add:	Jingyi Rd. Three period. Industry Kit Park Wangzhugang National High & New Technology
Industry Development Area, Wuxi, Jiangsu, P.R. China
Tel:	0085-510-85200888, Fax: 0086-510-85200999 E-mail: kipor@kipor.com